4.3.1. February 2, 1995 Waiver Respecting Credit Agreement dated as of September 7, 1994.













































































                              EXHIBIT

























February 2, 1994


Delta Woodside Industries, Inc.
233 North Main Street
Suite 200
Hammond Square
Greenville, South Carolina  29601
Attention:  President

RE: Credit Agreement dated as of September 7, 1994 (the "Credit Agreement") by and among Delta Woodside Industries, Inc. (the "Borrower"), the Lenders described therein, NationsBank, N.A. (Carolinas) (formerly known as NationsBank of North Carolina, N.A.), as Agent, and Bank of America National Trust and Savings Association and The Bank of New York, as Co-Agents.

Dear Sirs:

You have informed us that the Borrower will be in violation of
Section 9.1(d) of the above referenced Credit Agreement for the Fiscal Quarter ended December 31, 1994, and you have requested that the Lenders waive such violation.

The defined terms in the Credit Agreement are incorporated herein by reference.

In accordance with your request, the undersigned Lenders hereby agree to waive any violation of Section 9.1(d) of the Credit Agreement resulting from the failure of the Borrower to maintain the required Interest Coverage Ratio for the Fiscal Quarter ended December 31, 1994.

The waiver set forth above shall be effective only in the specific instance provided for above and only for the purpose for which given and shall not entitle the Borrower to any other or further waivers in similar or other circumstances.

Except as waived hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

This letter may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but on contract.







February 2, 1995
Page 2

This letter shall be governed by North Carolina Law.

Sincerely,

NATIONSBANK, N.A. (CAROLINAS)     CHASE MANHATTAN BANK, N.A.


By:     /s/E. Phifer Helms        By:
Title:  Senior Vice President     Title:

BANK OF AMERICA NATIONAL TRUST    PNC BANK, NATIONAL ASSOCIATION
  AND SAVINGS ASSOCIATION


By:     /s/Wayne H. Riess         By:     /s/James A. Frick
Title:  Vice President            Title:  Vice President

THE BANK OF NEW YORK              NatWest Bank N.A. (formerly)
                                  NATIONAL WASHINGTON BANK (USA)


By:                               By:     /s/Kurt S. Pohmer
Title:                            Title:  Assistant Vice President

FIRST UNION NATIONAL BANK OF
  SOUTH CAROLINA


By:     /s/ Charles P. Cecil
Title:  Senior Vice President

WACHOVIA BANK OF SOUTH CAROLINA


By:     /s/ Thomas F. Snider
Title:  Vice President

THE BANK OF NOVA SCOTIA


By:
Title:





                    (Signatures Continued)


February 2, 1995
Page 3


ACCEPTED AND AGREED:

DELTA WOODSIDE INDUSTRIES, INC.

By:     /s/ Bettis C. Rainsford
        Bettis C. Rainsford
        Executive Vice President


ACKNOWLEDGED AND CONSENTED TO:

Alchem Capital Corporation
Delta Mills, Inc.
Duck Head Apparel Company, Inc.
Cargud, Sociedad Anonima
Armonia Textile, Sociedad Anonima
Nautilus International, Inc.
Nautilus Direct, Inc.
Delta Consolidated Corporation
Delta Merchandising, Inc.

By:     /s/ Bettis C. Rainsford
        Bettis C. Rainsford
        Executive Vice President for
          each of the above corporations


cc     Mr. Bettis C. Rainsford
       Eric B. Amstutz, Esq.